Exhibit 99.1

HighPeak Energy, Inc. Announces Preliminary Fourth Quarter 2021 Results and Provides an Operational & Financial Update

Fort Worth, Texas, February 22, 2022 (GLOBE NEWSWIRE) - HighPeak Energy, Inc. (“HighPeak” or the “Company”) (NASDAQ: HPK) today announced an operational update, 2021 year-end proved reserves, 2022 guidance update, the entry into agreements with various sellers to purchase oil and gas assets and the closing of the previously announced private placement of senior unsecured notes.

Preliminary Fourth Quarter 2021 Results and Recent Operational & Financial Updates

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Fourth quarter 2021 average net daily sales volumes are expected to be between 14,500 - 15,500 Boe per day, an increase of approximately 77% - 90% compared with third quarter 2021, consisting of approximately 85% - 90% oil and 94% - 96% liquids.

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Fourth quarter 2021 sales volume estimates benefitted from a successfully executed fourth quarter drilling campaign and are based primarily on production from approximately 59 gross (47.4 net) horizontal wells. At December 31, 2021, the Company had an additional 27 gross (23.0 net) horizontal wells in various stages of drilling and completion that are expected to come online during the latter part of the first quarter 2022.

●	Fourth quarter 2021 EBITDAX (a non-GAAP financial measure) is expected to range from approximately $70 million to $75 million.

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Using flat pricing of $72 per barrel of oil and $3.75 per MMBtu of natural gas, before adjustments for price differentials, and an estimated realized price of $32.18 per barrel of natural gas liquids, the Company’s proved PV-10 reserve value (a non-GAAP financial measure) increased to approximately $1.5 billion.

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Using the SEC pricing, year-end 2021 estimated proved reserves increased 185% to 64.2 MMBoe, compared with year-end 2020 proved reserves. Proved developed reserves increased 178% to 28.6 MMBoe and were 45% of the Company’s total proved reserves.

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Closed on the previously announced private placement of $225 million principal amount of 10.0% senior unsecured notes due 2024 (the “Notes”). Simultaneously with the Closing of the Notes, the Company paid down its Revolving Credit Facility to zero.

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During the first quarter 2022, the Company entered into a series of agreements to acquire various oil and gas properties contiguous to its Flat Top operating area, which in the aggregate, consist of approximately 9,500 net acres, associated estimated production of 2,500 Boe per day, approximately 40 additional horizontal drilling locations, three saltwater disposal (“SWD”) wells, infield produced fluid pipelines and rights to local non-potable water sourcing of approximately 35,000 barrels per day. The combined purchase price for the acquisitions, subject to customary purchase price adjustments, is up to 7.73 million shares of HighPeak common stock and $4 million in cash. The majority of the acquisitions are expected to close late in the first quarter and early in the second quarter of 2022.

2022 Development Outlook

The Company added a third drilling rig in October 2021 to further delineate its Signal Peak area and to accelerate development drilling in its Flat Top operating area. The Company added a fourth drilling rig at the beginning of January 2022. Additionally, we will continue the buildout of our field infrastructure to reduce operating costs and advance our ESG objectives. The Company currently plans to operate a minimum of four (4) drilling rigs and an average of two (2) frac fleets during 2022, assuming commodity prices remain attractive. However, the scope, duration and magnitude of the direct and indirect effects of the COVID-19 pandemic are continuing to evolve and in ways that are difficult or impossible to anticipate. Given the dynamic nature of this situation, the Company is maintaining flexibility in its capital plan and will continue to evaluate drilling and completion activity on an economic basis, with future activity levels assessed monthly. In conjunction with the recent series of acquisitions, increased non-operated drilling activity and current industry wide inflationary pressures, the Company updated its 2022 guidance as follows:

Production (Boe/d)

●	Average production rate 27,000 – 32,500

●	Exit production rate 40,000 – 45,000

Capex ($MM)

●	Gross Operated Wells TIL 80 - 110

●	Capital Expenditures, D,C,E&F $715 - $760

●	Capital Expenditures, Infra/Land/Other $35 - $40

●	Total Capital Expenditures $750 - $800

Unit Measures ($/Boe)

●	Lease Operating Expenses $5.00 - $5.50

●	Production Taxes $4.25 - $5.00

●	General & Administrative $1.00 - $1.50

●	Total Cash Costs $10.25 - $12.00

Acquisitions

During the first quarter of 2022, the Company entered into a series of agreements to acquire various oil and gas properties contiguous to its Flat Top operating area in Borden and Howard counties, which in the aggregate, consist of approximately 9,500 net acres and associated estimated production of 2,500 Boe per day (“Boe/d"). The properties under contract also include a salt-water disposal system which includes three (3) active disposal wells with current disposal capacity of 12,000 barrels of water per day, in-field produced fluid gathering pipelines, and three (3) SWD permits. Additional benefits associated with the acquired properties include local non-potable water sourcing capacity of approximately 35,000 barrels per day from local surface landowners at attractive rates, which should equate to over $3 million in annual cost savings, and in-field crude oil gathering pipelines and LACT units. The acquired acreage will add approximately 40 additional horizontal drilling locations in the Wolfcamp A formation, which continues to provide robust rates of return in the current commodity price environment.

HighPeak Chairman and Chief Executive Officer, Jack Hightower, said, “We will take advantage of the present environment and our current rates of return by continuing our robust drilling program and potentially adding an additional drilling rig. This series of acquisitions will help in that process by adding approximately forty locations and production. The contracted properties are adjacent to and contiguous with our Flat Top area, are set up for immediate development with related gathering infrastructure in place, have attractive midstream marketing and gathering contracts, and provide in-fill drilling locations that will augment our drilling program for 2022 and 2023. These accretive acquisitions expand our net acreage position to approximately 72,000 net acres and are projected to increase our 2022 EBITDAX in excess of fifty million dollars at present commodity prices.”

Closing on Issuance of $225 million Senior Unsecured Notes

The Company closed its previously announced issuance of $225 million 10.0% Senior Unsecured Notes due 2024. The Company used a portion of the proceeds to pay off its outstanding debt balance under its Revolving Credit Facility. The remaining proceeds will be used to fund the Company’s 2022 development drilling program. The Company’s liquidity after receipt of funds from the issuance of the Notes is approximately $225 million including cash and borrowing capacity under its Revolving Credit Facility.

Credit Suisse Securities (USA), LLC served as sole book running manager and placement agent for the placement of the Notes. BofA Securities, Inc., BOK Financial Securities, Inc., Citizens Capital Markets, Inc., Fifth Third Securities, Inc. and Roth Capital Partners served as co-placement agents.

Vinson & Elkins, LLP served as legal advisor to HighPeak Energy, Inc., White & Case LLP served as legal advisor to Credit Suisse Securities (USA), LLC and Pillsbury Winthrop Shaw Pittman, LLP served as legal advisor to certain Note purchasers.

Year end 2021 Proved Reserves

As of December 31, 2021, HighPeak’s estimated SEC proved reserves, prepared by Cawley, Gillespie & Associates, Inc., increased 185% to 64.2 MMBoe consisting of 81% oil, 8% natural gas and 11% natural gas liquids compared with December 31, 2020 estimated proved reserves. Proved developed reserves increased 178% to 28.6 MMBoe and were 45% of the Company’s total proved reserves. The Company’s PV-10, a non-GAAP financial measure, was approximately $1.34 billion at year end 2021, an increase of 468%, compared with $235.5 million at year end 2020, each based on pricing guidelines established by the Securities and Exchange Commission (“SEC”). 2021 SEC pricing (“SEC Pricing”) was $66.56 per barrel of oil and $3.598 per MMBtu of natural gas, before adjustments for price differentials. Natural gas liquids realized pricing for the 2021 proved reserve report was $29.76 per barrel.

Using flat pricing of $72 per barrel of oil and $3.75 per MMBtu of natural gas, before adjustments for price differentials, and an estimated realized price of $32.18 per barrel of natural gas liquids, 2021-year end proved reserves are estimated to be 64.5 MMBoe of which 45% are proved developed. Under this price case (“Management Pricing”), the Company’s PV-10 reserve value, a non-GAAP financial measure, increased to approximately $1.5 billion including $815 million for proved developed reserves.

Michael Hollis, HighPeak’s President, commented, “I am so proud of what our team has accomplished in such short order. HighPeak is a growth story and we plan to continue to take advantage of this investment environment. We have laid the groundwork to combat industry-wide inflationary pressures and continue to widen the gap between industry peers on every important business and operational metric. In the fourth quarter we supplied approximately 58% of our stimulation fluid with recycled produced fluid, our electric substation and solar farm are on schedule, and our oil and gas pipelines in Flat Top are currently being installed. We expect access to a local wet-sand mine in June and we have pre-purchased tubular goods and vessels through our third quarter drilling schedule. All of these initiatives will further lower our capital and operating costs while increasing realized prices for our products.”

Mr. Hollis, continued, “The series of highly accretive acquisitions that HighPeak entered into this quarter not only add production and future drilling locations, but also complement our already robust infrastructure. The acquired acreage includes three SWD’s and three additional SWD permits, Oil and SWD gathering systems, and access to a significant non-potable water source. HighPeak can now supply one hundred percent of the stimulation fluid for a frac crew operating in Flat Top with recycled and non-potable sources.”

Mr. Hollis, concluded, “As excited as we are about the growth potential from our approximately 72,000 acres in 2022, I implore everyone to gaze into 2023 to see the substantial free cash flow profile that HighPeak can generate in any reasonable oil price environment.”

	December 31, 2021
	SEC Pricing (1)	Management Pricing (2)
Proved Developed Producing:
Oil (MBbls)	15,726	15,819
Natural gas (MMcf)	11,389	11,500
Natural gas liquid (MBbls)	2,747	2,773
Oil equivalent (MBoe)	20,371	20,508
PV-10 (in thousands)(3)	$530,693	$582,023
Proved Developed Non-Producing:
Oil (MBbls)	6,884	6,909
Natural gas (MMcf)	3,222	3,235
Natural gas liquid (MBbls)	793	796
Oil equivalent (MBoe)	8,214	8,244
PV-10 (in thousands)(3)	$211,344	$233,400
Proved Undeveloped(4):
Oil (MBbls)	29,215	29,317
Natural gas (MMcf)	15,450	15,511
Natural gas liquid (MBbls)	3,838	3,854
Oil equivalent (MBoe)	35,628	35,757
PV-10 (in thousands)(3)	$596,156	$682,219
Total Proved:
Oil (MBbls)	51,825	52,045
Natural gas (MMcf)	30,061	30,246
Natural gas liquid (MBbls)	7,378	7,423
Oil equivalent (MBoe)	64,213	64,509
PV-10 (in thousands)(3)	$1,338,193	$1,497,642

(1)

SEC pricing proved reserves and associated PV-10, a non-GAAP financial measure, are estimated in accordance with guidelines established by the SEC. The SEC requires the use of a 12-month average price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period, The base oil price is based upon WTI-Cushing spot prices (EIA) during January 2021 through December 2021 and the base gas price is based on Henry Hub spot prices (Platts Gas Daily) during January 2021 through December 2021. Natural gas liquids (“NGL”) prices were adjusted on a per-property basis and averaged 44.5% of the oil price on a composite basis. The base prices were adjusted for differentials on a per-property basis, which may include local basis differential, treating cost, transportation, gas shrinkage, gas heating value and/or crude quality and gravity corrections. After these adjustments, the net realized prices for the SEC pricing over the life of the proved properties was estimated to be $66.10 per barrel for oil, $0.786 per MCF for natural gas and $29.76 per barrel for NGL. Economic factors were held constant in accordance with SEC guidelines.

(2)

Management Pricing proved reserves and associated PV-10, a non-GAAP financial measure, are prepared based on specified management parameters of $72 per Bbl of oil and $3.75 per MMBtu of natural gas. In the Management Pricing scenario base prices were adjusted for differentials on a per-property basis, which may include local basis differential, treating cost, transportation, gas shrinkage, gas heating value and/or crude quality and gravity corrections. After these adjustments, the net realized prices for the Management Pricing case over the life of the proved properties was estimated to be $71.54 per Bbl of oil, $0.923 per MCF for natural gas and $32.18 per Bbl for NGL.

HighPeak believes that the use of Management Pricing provides useful information about its reserves, as the Management Pricing scenario reflects what management believes to be reasonable assumptions as to future commodity prices over the productive lives of its properties. However, HighPeak cautions you that the Management Pricing used in preparing such estimates is not necessarily a projection of future oil and natural gas prices, and should be carefully considered in addition to, and not as a substitute for, SEC prices, when considering HighPeak’s oil, natural gas and NGL reserves and associated PV-10.

(3)	PV-10 is a non-GAAP financial measure.

(4)

Sustained lower prices for oil and natural gas may cause us to forecast less capital to be available for development of our proved undeveloped (“PUD”) reserves, which may cause us to decrease the amount of our PUD reserves we expect to develop within the allowed time frame. In addition, lower oil and natural gas prices may cause our PUD reserves to become uneconomic to develop, which would cause us to remove them from the PUD category.

About HighPeak Energy, Inc.

HighPeak Energy, Inc. is a publicly traded independent oil and natural gas company, headquartered in Fort Worth, Texas, focused on the acquisition, development, exploration and exploitation of unconventional oil and natural gas reserves in the Midland Basin in West Texas. For more information, please visit our website at www.highpeakenergy.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release contains forward-looking statements that involve risks and uncertainties. When used in this document, the words "believes," "plans," "expects," "anticipates," "forecasts," "intends," "continue," "may," "will," "could," "should," "future," "potential," "estimate" or the negative of such terms and similar expressions as they relate to HighPeak Energy, Inc. ("HighPeak Energy," the "Company" or the “Successor”) are intended to identify forward-looking statements, which are generally not historical in nature. The forward-looking statements are based on the Company's current expectations, assumptions, estimates and projections about the Company and the industry in which the Company operates. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond the Company's control.

These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, the impact of a widespread outbreak of an illness, such as the coronavirus disease (“COVID-19”) pandemic, on global and U.S. economic activity, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, litigation, the costs and results of drilling and operations, availability of equipment, services, resources and personnel required to perform the Company's drilling and operating activities, access to and availability of transportation, processing, fractionation, refining and storage facilities, HighPeak Energy's ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to any credit facility and derivative contracts entered into by HighPeak Energy, if any, and purchasers of HighPeak Energy's oil, natural gas liquids and natural gas production, uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future, the assumptions underlying forecasts, including forecasts of production, expenses, cash flow from sales of oil and gas and tax rates, quality of technical data, environmental and weather risks, including the possible impacts of climate change, cybersecurity risks and acts of war or terrorism. These and other risks are described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K and other filings with the SEC. The Company undertakes no duty to publicly update these statements except as required by law.

Investor Contact:

Ryan Hightower

Vice President, Business Development

817.850.9204

rhightower@highpeakenergy.com

Source: HighPeak Energy, Inc.